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                                  THE HARTFORD

                        HARTFORD LIFE INSURANCE COMPANY
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089

                MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER V

This rider is issued as part of the Contract to which it is attached, and is effective on the date it is issued to You. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract.

This rider provides a Guaranteed Minimum Death Benefit (DB) that replaces the standard death benefit provided in the Contract. The determination of the DB and how it can change are described in the other sections of this rider.

DEFINITIONS

Initial capitalized terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

CONTRACT VALUE (CV) -- The total value of the Sub-Account(s) and Fixed Account, if applicable.

MAXIMUM ANNIVERSARY VALUE -- The highest attained anniversary value prior to the earlier of the date of death or the oldest Owner or Annuitant's [81st] birthday determined as follows: We calculate an anniversary value for every applicable Contract Anniversary. At the time of each Contract Anniversary, the anniversary value is equal to the Contract Value. Any time after a given Contract Anniversary, the anniversary value is restated to be equal to the Contract Value as of the Contract Anniversary, increased by the dollar amount of any Premium Payments received, and modified by adjustments for Partial Surrenders and Transfers to Other Account(s) since such Contract Anniversary.

OTHER ACCOUNT(S) -- Any investment vehicle(s) offered and authorized by Us that We designate by rider from time to time. This excludes the Sub-Account(s) and Fixed Account, if applicable.

PARTIAL SURRENDER -- A withdrawal of a portion of the Contract Value which may be subject to charges, if applicable.

PREMIUM PAYMENT -- The total amount of the initial and subsequent Premium Payments deposited into the Sub-Account(s) and Fixed Account, if applicable, including transfers from Other Account(s). Our approval is required for any subsequent Premium Payment received after the first [12] months, excluding transfers from Other Account(s).

TRANSFER LIMIT -- An amount used to determine the change in the DB following a Transfer to Other Account(s) in any Contract Year. The Transfer Limit set at each Contract Anniversary will equal [5%] of the greater of Premium Payment(s) or Maximum Anniversary Value. The Transfer Limit may also be reset on Spousal Continuation and Ownership Changes.

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The following replaces the "DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE"
section of Your Contract:

1.   If this rider is effective on the Contract Issue Date:

     The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death is equal to the greater of the amounts determined in a) or
     b) or c) below:

       a) Premium Payments adjusted for Partial Surrenders and Transfers to Other Account(s) (as defined below); or

       b)  Maximum Anniversary Value; or

       c)  The Contract Value, minus the Premium Based Charge, if applicable.

2.   If this rider is effective after the Contract Issue Date:

     The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death is equal to the greater of the amounts determined in a) or
     b) or c) below:

       a) Contract Value on the rider effective date plus subsequent Premium Payments received after the rider effective date adjusted for Partial Surrenders and Transfers to Other Account(s) (as defined below); or

       b) Maximum Anniversary Value occurring after the effective date of the rider; or

       c)  The Contract Value, minus the Premium Based Charge, if applicable.

WHEN A PARTIAL SURRENDER IS MADE:

For any Partial Surrender(s), We will reduce each component (Premium Payments and Maximum Anniversary Value) of the DB by applying the same factor. The factor is as follows:

               1 - (A/B) where:

                    A = The amount of the Partial Surrender; and

                    B = Contract Value immediately prior to the Partial
                    Surrender.

When a Transfer to Other Account(s) is made:

       1. For cumulative Transfer(s) to Other Account(s) in a Contract Year that are equal to or less than the Transfer Limit, Your DB will be reduced on a dollar-for-dollar basis.

       2. For any Transfer to Other Account(s) that first causes the cumulative Transfers to Other Account(s) in a Contract Year to exceed the Transfer Limit, the adjustment is the dollar amount of the Transfer to Other Account(s) that does not exceed the Transfer Limit. For the portion of the Transfer to Other Account(s) that exceeds the Transfer Limit, We will reduce Your DB by the following factor:

               1 - (A/(B-C)) where:

                    A = The amount of the Transfer(s) to Other Account(s) during the Contract Year in excess of the Transfer Limit;

                    B = Contract Value immediately prior to the Transfer to Other Account(s); and

                    C = The Transfer Limit, less any prior Transfer(s) to Other Account(s) during the Contract Year. If C results in a negative number, C becomes zero.

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       3.   For any additional Transfer(s) to Other Account(s) in a Contract
            Year, where the sum of all prior Transfer(s) to Other Account(s) exceed the Transfer Limit, We will reduce the DB by the following factor:

               1 - (A/B) where:

                    A = The amount of the Transfer to Other Account(s); and

                    B = Contract Value immediately prior to the Transfer to Other Account(s).

       4. Any remaining available Transfer Limit during a Contract Year may not be carried over to future Contract Years.

SPOUSAL CONTINUATION

If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if eligible, We will increase the Contract Value to the DB value as of the Valuation Day We receive Due Proof of Death according to the future contribution allocation then in effect. The surviving spouse becomes the new Contract Owner on the effective Valuation Day of the Spousal Continuation. This right may be exercised only once during the term of the Contract.

The following are the effects of an Ownership Change due to Spousal
Continuation:

       1. If the age of the new Owner is less than or equal to age [75] at the time of the Spousal Continuation, then either a) or b) will apply as follows:

         a) If this rider is not currently available for sale We will terminate this rider and the DB thereafter will be equal to the Contract Value. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter; or

         b) If this rider is currently available for sale, We will continue the then existing rider at the Rider Charge that is then currently being assessed for new sales of the rider. The Premium Payment and Maximum Anniversary Value DB components, for purposes of this rider, will be recalculated to equal the Contract Value on the effective Valuation Day of the Spousal Continuation. The Maximum Anniversary Value thereafter is the highest attained anniversary value after the date of death of the first spouse, and before the next decedent's date of death or [81st] birthday, if earlier. Any Premium Payments or Partial Surrenders and Transfers to Other Account(s) after this Valuation Day will adjust each component of the DB according to the rider rules.

       2. If the age of the new owner is greater than age [75] on the effective Valuation Day of the Spousal Continuation, We will terminate this rider and the DB thereafter will be equal to the Contract Value. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

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OWNERSHIP CHANGE

Any Contract change before the Annuity Commencement Date which causes a change in the ownership may result in the recalculation of the benefits provided under this rider.

The following are the effects of a change in ownership:

If the age of the oldest new Owner(s) after the Ownership Change is less than or equal to the issue age limitation of the rider in effect at the time of the Ownership Change, the below options apply as follows:

       1. Ownership Changes within the first [6] months from the Contract Issue Date will not cause a recalculation of the benefits under this Rider.

       2. Ownership changes after the first [6] months from the Contract Issue Date will cause a recalculation of the benefits under either (a) or
            (b):

         a) If this rider is not currently available for sale, We will terminate this rider and the DB thereafter will be equal to the Contract Value. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter; or

         b) If this rider is currently available for sale, We will continue the existing rider at the Rider Charge that is currently being assessed for new sales of the rider (or the last declared maximum Rider Charge, if higher). The Premium Payment component of the DB will be recalculated to equal the lesser of the Contract Value or the Premium Payments, on the effective Valuation Day of the Ownership Change. Maximum Anniversary Value will be recalculated to equal the lesser of the Contract Value or Maximum Anniversary Value, on the effective Valuation Day of the Ownership Change. Any Premium Payments or Partial Surrenders after this date will adjust each component of the DB according to the rider rules. The Maximum Anniversary Value thereafter is the highest attained anniversary value after the Ownership Change, and before the decedent's date of death or [81st] birthday, if earlier.

       3. We reserve the right to apply Investment Restrictions then in effect in the case of an Ownership change after [6] months from the rider effective date. Such restriction may also require that You reallocate Sub-account(s) or Fixed Account, if available, in accordance with then prevailing Investment Restrictions.

If the age of the oldest new Owner(s) after the Ownership Change is greater than the issue age limitation of the rider in effect at the time of the Ownership Change, We will terminate this rider. The DB thereafter will be equal to the Contract Value. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

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INVESTMENT RESTRICTIONS

You must comply with the following Investment Restrictions in order to receive rider benefits.

1. On the rider effective date, We will impose an Investment Restriction that limits the Sub-Account(s) and/or Fixed Account that You may invest in and the amount that You may allocate to each Sub-Account(s) and/or Fixed Account. You may choose to satisfy the described Investment Restriction by creating Your own custom asset allocation model or You may also choose to invest in any predetermined asset allocation models, investment programs, fund of funds Sub-Account(s), or other investment option(s) approved by Us provided that You comply with allocation restrictions that We apply from time to time.

     If on any Valuation Day, due to performance of the selected Sub-Account(s), the Contract Value is no longer within the allocation of the selected investment options, We will not terminate the rider. Instead, Your Contract Value will be re-balanced [monthly] in accordance with a pre-approved asset rebalancing program to meet then applicable Investment Restrictions. All subsequent Premium Payments must also be invested according to these Investment Restrictions.

2. We may change these predetermined asset allocation models, investment programs, Sub-Account(s), fund of funds Sub-Account(s), investment classifications or other investment option(s) from time to time, on or after the rider effective date. Should We make this change, any transfers required to reallocate the Contract Value will not be used by Us in determining the number of transfers allowed during a Contract Year. You must reinvest Your Contract Value in accordance with Our updated Investment Restrictions and requirements.

3. If these Investment Restrictions are violated and not corrected, We will terminate the rider, the DB thereafter will be equal to the Contract Value and a Rider Charge will be assessed. The Rider Charge will be prorated for the portion of the Contract Year the rider was active. Upon reinstatement of Your rider following a corrected violation of these Investment Restrictions, Premium Payments will be recalculated to equal the lesser of the Contract Value as of the Valuation Day of the reinstatement or the Premium Payments prior to the termination. Your Maximum Anniversary Value will be reset at the lower of the Maximum Anniversary Value prior to the termination or Contract Value as of the Valuation Day of reinstatement. The Maximum Anniversary Value thereafter is the highest attained anniversary value after the reinstatement of Your rider, and before the decedent's date of death or [81st] birthday, if earlier. Any Premium Payments or Partial Surrenders after this Valuation Day will adjust each component of the DB according to the rider rules. We will deduct a prorated Rider Charge on Your first Contract Anniversary following the reinstatement for the time period between the Valuation Day of the reinstatement and Your first Contract Anniversary following such reinstatement.

REVOCATION/TERMINATION OF THE DEATH BENEFIT

You may not revoke this rider once elected.

We may terminate this rider as provided under the following provisions of this rider: Spousal Continuation; Ownership Change; Assignment and Investment Restrictions. If We terminate this rider, it cannot be re-elected by You.

The benefits under this rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will terminate this rider.

On the date this rider is terminated, a prorated share of the Rider Charge will be assessed, and will no longer be assessed thereafter.

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POST ISSUE ELECTION

If the rider effective date is after the Contract Issue Date, the period between the rider effective date and Your next Contract Anniversary will constitute a Contract Year.

We reserve the right to make this benefit available through a company sponsored conversion program.

CONTRACT AGGREGATION

For purposes of determining the DB limits of this rider, We reserve the right to treat as one all deferred variable annuity contracts issued by Us (or Our affiliates) where You have elected any optional death benefit rider. If We elect to aggregate contracts, We will change the period over which We measure Surrenders against the DB.

RIDER CHARGE

There is an additional charge for this rider. The charge will never exceed a guaranteed maximum rate of [1.50%] annually. The charge will be assessed on each Contract Anniversary based on the DB payable as described in this rider. However, if a change in owner occurs or Spousal Continuation is elected the charge will be assessed on the Contract Value as of the Valuation Day of such change plus Premium Payments received after the Valuation Day of such change adjusted for Partial Surrenders and Transfers to Other Account(s) as described in this rider. The Rider Charge will be deducted on each Contract Anniversary on a prorated basis from the Sub-Account(s).

If a change in owner occurs or Spousal Continuation is elected or Your rider is reinstated, the charge will be assessed based on the DB.

If the rider effective date is after the Contract Issue Date, the period between the rider effective date and the next Contract Anniversary will constitute the first Contract Year. The charge for this Contract Year will be prorated based on the number of days between the rider effective date and the next Contract Anniversary.

In the case of a Full Surrender on any Valuation Day other than the Contract Anniversary, We will deduct a prorated portion of the Rider Charge from the amount otherwise payable. The prorated portion of the Rider Charge is equal to the Rider Charge percentage multiplied by the greater of Premium Payments adjusted for Partial Surrenders as described in this rider or Maximum Anniversary Value as described in this rider prior to the Surrender, multiplied by the number of days since the last Contract Anniversary, divided by 365.

The Rider Charge will no longer be assessed upon attainment of the Annuity Commencement Date or after the Valuation Day the rider is no longer effective. No Rider Charge will be assessed upon the death of a Contract Owner or Annuitant.

Signed for HARTFORD LIFE INSURANCE COMPANY

    [/s/ David N. Levenson          /s/ Terence Shields
    ------------------------------  ----------------------------------------
    DAVID N. LEVENSON, PRESIDENT    TERENCE SHIELDS, CORPORATE SECRETARY]

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